UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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NTN Buzztime, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When	Thursday, June 8, 2017, 9:00 a.m. Pacific Time

Where	Online via a live audio webcast at www.virtualshareholdermeeting.com/NTN2017

Items of Business

1. To elect six directors to hold office until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2. To ratify the appointment of Squar Milner LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3. To approve an amendment to our restated certificate of incorporation to decrease the number of authorized shares of common stock from 168,000,000 to 15,000,000; and

4. To approve an amendment to our restated certificate of incorporation to decrease the number of authorized shares of preferred stock from 10,000,000 to 1,000,000.

Record Date	April 11, 2017. Only stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

How to Vote	Please vote your shares promptly to ensure the presence of a quorum at the meeting. You may vote your shares over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card. Please follow the instructions beginning on page 3 of the accompanying proxy statement to vote.

Carlsbad, California	By Order of the Board of Directors,

April 28, 2017	/s/ Sandra Gurrola
Sandra Gurrola
Vice President of Finance and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 8, 2017: The Proxy Statement and Annual Report to Stockholders are available at www.buzztimebusiness.com/investor-relations-financial-reports/.

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL ANNUAL MEETING INFORMATION

General

NTN Buzztime, Inc. (“NTN Buzztime,” “we,” “us,” “our” or the “Company”) has prepared these materials for use at its 2017 annual meeting of stockholders and any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. This will be our second year hosting a virtual meeting. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. As we experienced last year, hosting a virtual meeting enables increased stockholder attendance and participation from any location around the world.

The Annual Meeting is scheduled to begin at 9:00 a.m. Pacific Time, on June 8, 2017. As discussed in more detail below, you will be able to attend the Annual Meeting online, submit your questions during the meeting and vote during the meeting by visiting www.virtualshareholdermeeting.com/NTN2017. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to vote via the Internet, by telephone or by mail.

The proxy materials were first sent or made available to stockholders on or about April 28, 2017. The Company is soliciting proxies for use at the Annual Meeting. The mailing address of our principal executive offices is 2231 Rutherford Road, Suite 200, Carlsbad, California 92008.

Notice of Internet Availability of Proxy Materials

In accordance with rules of the Securities and Exchange Commission (“SEC”), we use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, unless a stockholder previously elected to receive printed copies of the proxy materials, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to stockholders instead of mailing printed copies. The Notice provides instructions on how to access the proxy materials via the Internet and how to request a printed set of the proxy materials at no charge. In addition, stockholders can elect to receive future proxy materials electronically by email or in printed form by mail, and any such election will remain in effect until terminated by the stockholder. We encourage all stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of our annual meetings.

Attending and Participating in the Virtual Annual Meeting

Only stockholders of record at the close of business on April 11, 2017, the record date for the Annual Meeting, and those who hold a valid proxy on their behalf, will be entitled to attend and vote at the Annual Meeting. We expect the webcast of the Annual Meeting to begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow reasonable time for the check-in procedures. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Stockholders of Record. If your shares were registered directly in your name with our transfer agent at the close of business on the record date, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NTN2017 and using your 16-digit control number on your Notice or your proxy card (if you received a printed copy of the proxy materials) to enter the meeting.

Beneficial Owners of Shares Held in Street Name. If your shares were held in an account at a brokerage firm, bank, dealer or other similar organization at the close of business on the record date, then you are a beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of the Annual Meeting. You are invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other organization that holds your account. We suggest that you contact your broker or other organization for additional information.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendations

The proposals you will be asked to vote on and the recommendations of our board of directors are:

Proposal		Voting Recommendation
1.	To elect six directors to hold office until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified	FOR

2.	To ratify the appointment of Squar Milner LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017	FOR

3.	To approve an amendment to our restated certificate of incorporation to decrease the number of authorized shares of common stock from 168,000,000 to 15,000,000	FOR

4.	To approve an amendment to our restated certificate of incorporation to decrease the number of authorized shares of preferred stock from 10,000,000 to 1,000,000	FOR

Except for the proposals described above, our board of directors is not aware of any other matters to be presented for a vote at the Annual Meeting. However, if a matter requiring a vote of our stockholders is properly presented for a vote during the Annual Meeting, the recommended vote of our board of directors will be communicated to stockholders present at the Annual Meeting at that time and the proxy holders intend to vote the shares represented by a proxy submitted by a stockholder in accordance with the recommendation of our board of directors.

Reverse/Forward Split of our Common Stock

At our 2016 annual meeting of stockholders, our stockholders approved an amendment to our restated certificate of incorporation to give effect to, first, a reverse split of our outstanding common stock at an exchange ratio of 1-for-100 and, then, immediately following such reverse split, a forward split of our outstanding common stock at a ratio that is not less than 2-for-1 nor greater than 4-for-1, with the final ratio to be selected by our board of directors in its sole discretion. Our board of directors set the final ratio of the forward split at 2-for-1. We refer to the reverse split and to the forward split, together, as the “reverse/forward split.”

The effective date of the reverse/forward split was June 16, 2016. As of immediately prior to the reverse/forward split, we had 92,439,174 of common stock outstanding, and subsequent to the reverse/forward split, we had 1,848,597 shares of common stock outstanding. All amounts reported in this proxy statement have been proportionately adjusted as a result of the reverse/forward split, when applicable

Record Date and Voting

Except with respect to Proposal 4, our common stock is the only class of voting stock outstanding. Each share of our common stock is entitled to one vote for each director to be elected and for each other matter to be voted on at the Annual Meeting. Only holders of record of our common stock at the close of business on the record date, April 11, 2017, are entitled to notice of and to vote at the Annual Meeting. There were approximately 2,483,892 shares of our common stock outstanding as of the close of business on the record date.

Under our restated certificate of incorporation, the holders of our Series A convertible preferred stock (“Series A stock”) do not have any voting rights. However, under Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if, among other things, the amendment would decrease the aggregate number of authorized shares of such class. As such, the holders of our Series A stock, which are the only shares of our preferred stock outstanding, are entitled to vote on Proposal 4 as a class. Each share of our Series A stock is entitled to one vote on Proposal 4. Only holders of record of our Series A stock at the close of business on the record date, April 11, 2017, are entitled to notice of and to vote on Proposal 4 at the Annual Meeting. There were 156,112 shares of our Series A stock outstanding as of the close of business on the record date.

How to Vote

Stockholders of Record. If you are a stockholder of record of shares of our stock, there are four ways to vote:

●	Online During the Annual Meeting. You may vote online during the Annual Meeting through the link www.virtualshareholdermeeting.com/NTN2017. The 16-digit control number provided on your Notice or proxy card is necessary to access this site.

●	Via the Internet. You may instruct the proxies how to vote your shares via the Internet at www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2017. Have the Notice or your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

●	By Telephone. You may instruct the proxies how to vote your shares by dialing 1.800.690.6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2017. Have the Notice or your proxy card in hand when you call and then follow the instructions.

●	By Mail. You may instruct the proxies how to vote your shares by completing the proxy card and mailing it back in the envelope provided.

The proxy holders identified in the proxy card will vote all shares of our stock represented by a properly completed and executed proxy received in time for the Annual Meeting in accordance with the stockholder’s instructions. If you submit your executed proxy but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals 1 through 4. If any other matter is properly presented at the Annual Meeting, the proxy holders will vote shares represented by a proxy submitted by a stockholder in accordance with the recommendation of our board of directors.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares of our stock held in street name, you may vote:

●	Online During the Annual Meeting. If you wish to vote online during the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

●	Other Options. You may submit your voting instructions in the manner prescribed by the brokerage firm, bank, dealer or other similar organization that holds your shares by following the instructions provided by that organization. The options may include via the Internet, by telephone and by mail.

What happens if I do not vote?

Stockholders of Record. If you are a stockholder of record and do not vote by telephone, through the Internet, by completing a proxy card or online during the Annual Meeting, your shares will not be voted.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, and if you do not submit voting instructions to the brokerage firm, bank, dealer or other similar organization that holds your shares, that organization may generally vote your shares in its discretion on proposals designated as “routine” under the rules of the New York Stock Exchange (“NYSE”) but that organization cannot vote on “non-routine” proposals. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine proposal, that organization will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.”

Proposal 1 (the election of directors) is considered a non-routine proposal under NYSE rules. All other proposals described in this Proxy Statement are considered routine proposals under NYSE rules. Accordingly, if you hold your shares in street name and you do not submit voting instructions to the brokerage firm, bank, dealer or other similar organization that holds your shares, that organization may exercise its discretion to vote your shares on Proposals 2, 3 and 4, but will not be permitted to vote your shares on Proposal 1.

Revocability of Proxies

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy instructions at any time before your shares have been voted by:

●	delivering a written notice of revocation to our Secretary;

●	delivering later-dated proxy instructions (either by returning a later-dated proxy card or delivering your voting instructions again by telephone or the Internet (only your latest telephone or Internet voting instructions submitted before 11:59 p.m. Eastern Time on June 7, 2017 will be counted)); or

●	attending the virtual Annual Meeting online and voting online during the meeting and before polls close (please note that attending the Annual Meeting, in and of itself, will not revoke your proxy instructions).

Any written notice of revocation or later-dated proxy card should be delivered to the address below so that it is received by our Secretary by the close of business on June 7, 2017.

NTN Buzztime, Inc.
Attention: Secretary
2231 Rutherford Road, Suite 200
Carlsbad, California 92008

Beneficial Owners of Shares Held in Street Name. If your shares are held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions.

Quorum

The presence, in person (including by remote communication via the webcast of the Annual Meeting) or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. In addition, and solely with respect to the separate vote by the Series A stock with respect to Proposal 4, a majority of the outstanding shares of Series A stock, present in person (including by remote communication via the webcast of the Annual Meeting) or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Abstentions will be counted as present for purposes of determining the presence of a quorum. If you submit a properly executed proxy via the Internet or by telephone or by mail, regardless of whether you abstain from voting on one or more proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Broker non-votes will also be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting. The inspector of election will determine whether a quorum is present and will tabulate the votes cast at the Annual Meeting.

Solicitation

We will bear the cost of soliciting proxies. This Proxy Statement and the accompanying proxy solicitation materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians and other nominees to beneficial owners of shares of our stock. We may reimburse such parties for their reasonable expenses in forwarding solicitation materials to beneficial owners. We do not expect these costs to be significant. Our directors, officers and employees may follow up the mailing to stockholders by telephone, e-mail or personal solicitations, but no special or additional compensation will be paid to those directors, officers or employees for doing so.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees for Election

Our bylaws provide that the number of directors constituting the whole board of directors shall be determined by our board of directors from time to time. The number of directors as determined by our board of directors is currently six, and our board of directors currently consists of six members. Our restated certificate of incorporation provides for the annual election of all of our directors. Vacancies on our board of directors (including vacancies created by an increase in the authorized number of directors) may be filled solely by our board of directors. A director appointed by our board of directors to fill a vacancy resulting from the death, resignation, disqualification or removal of a director would hold office for the remainder of the full term of the director whose death, resignation, disqualification or removal created such vacancy, and a director appointed by our board of directors to fill a vacancy resulting from an increase in the authorized number of directors would hold office until the next annual meeting of stockholders and, in each case, until such director’s successor is elected and qualified.

Based upon the recommendation of our nominating and corporate governance/compensation committee, our board of directors has selected the nominees identified in the table below for election as directors at the Annual Meeting. Each such nominee is currently serving on our board of directors and each has indicated a willingness to continue to serve as a director if elected. If any of them should decline or be unable to serve as a director, however, the proxy holders will vote for the election of another person as our board of directors recommends. If elected, nominees will hold office until our 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

Name	Age	Director Since
Jeff Berg	57	2008
Ram Krishnan	41	2014
Mary Beth Lewis	59	2009
Steve Mitgang	55	2010
Tony Uphoff	60	2013
Paul Yanover	50	2012

Jeff Berg has served on our board of directors since August 2008 and as chairman of our board of directors since November 2008. From July 2012 until September 2014, he served as our chief executive officer. Mr. Berg has served as chief executive officer of Surfline/Wavetrack Inc., a digital media business, since May 2015, and as chairman of its board of directors since 2001. Mr. Berg is a private investor currently serving as the managing member of the General Partner of Matador Capital Partners, LP, an investment partnership that he founded in 2007. He was also the lead director of Swell Commerce, Inc., a direct marketer of surf apparel and accessories, a company that he co-founded in 1999, until it was sold in December 2009 to Billabong International. From July 2000 to April 2001, Mr. Berg served as interim chief executive officer of Swell. He was also founder and sole stockholder of Airborne Media LLC, a specialty media company that he founded in 2006, which operates web sites and publishes magazines and other niche-market print products, and sold the majority of its assets in 2009. Between 1995 and 2000, Mr. Berg was chairman of the board of directors of AccentHealth, a provider of segmented, patient education-oriented TV programming to medical waiting rooms. Mr. Berg has over 20 years of experience as a professional investor. From 1994 to 2006, he served as the chief investment officer of Matador Capital Management, and prior to that time, he worked for nine years at Raymond James Financial as a securities analyst. Mr. Berg holds a B.S. in Business Administration from the University of Florida. Mr. Berg was chosen to serve on our board of directors because of his experience with out-of-home and digital media, as well as Mr. Berg being a significant stockholder of our Company.

Ram Krishnan was appointed as our chief executive officer and to our board of directors in September 2014. From November 2011 until March 2014, Mr. Krishnan served as senior vice president of Active Network, a cloud-based activity and participant management solutions provider. From May 2008 to November 2011, Mr. Krishnan served as the global vice president and general manager of GE Healthcare. Mr. Krishnan was chosen to serve on our board of directors because of our boards’ belief that our chief executive officer should serve on our board of directors, as well as Mr. Krishnan’s substantial business development experience, leadership skills and extensive experience in transitioning businesses through changing market and business conditions.

Mary Beth Lewis has served on our board of directors since February 2009. Ms. Lewis is currently a senior instructor of marketing in the Leeds School of Business at the University of Colorado Boulder, a position she’s held since January 2014. From August 2009 to December 2013 and also from August 2006 to May 2007, she served as an accounting instructor in the College of Business at Colorado State University. From August 2007 to January 2009, Ms. Lewis served as chief financial officer of Fresh Produce Sportswear, Inc., a women’s apparel company. From October 2001 to April 2005, Ms. Lewis served as chief financial officer of Noodles & Company, a restaurant chain. From September 1992 to July 2001, she served as chief financial officer of Wild Oats Markets, Inc., a national natural foods grocery store chain. From 2005 to 2015, Ms. Lewis served on the board of directors for eBags, Inc., an online retailer of bags and accessories, where she also served as the chairman of its audit committee. Ms. Lewis holds two undergraduate degrees from West Virginia University: a B.A. in Psychology and a B.S. in Speech Pathology and Audiology. Ms. Lewis also holds an MBA in Accounting and Finance from the University of Pittsburgh. Ms. Lewis was chosen to serve on our board of directors because of her financial and corporate governance expertise and her prior experience as a chief financial officer.

Steve Mitgang has served on our board of directors since August 2010. Since June 2012, Mr. Mitgang has been serving as chief executive officer of SmartDrive Systems, a company that provides driving intelligence solutions that improve safety, reduce collisions and improve fuel efficiency, and he also has served on SmartDrive’s board of directors since June 2012. From February 2011 until December 2013, he served on the board of directors of MapMyFitness, Inc., an online business featuring fitness-oriented social networks and training applications. From 2007 to 2009, Mr. Mitgang was the president and chief executive officer of Veoh Networks, an Internet television company. Prior to his tenure at Veoh Networks, Mr. Mitgang worked at Yahoo! from 2003 to 2007. Mr. Mitgang joined Yahoo! after its acquisition of Overture Services, where he was the head of the performance marketing group. From 2001 to 2003, Mr. Mitgang was president and chief executive officer of Keylime Software, a web analytics company that was acquired by Overture Services during Mr. Mitgang’s leadership. Mr. Mitgang holds a degree in Architecture from the University of California, Berkeley. Mr. Mitgang was chosen to serve on our board of directors because of his extensive experience in business development, marketing and advertising within the digital media and technology industries.

Tony Uphoff has served on our board of directors since March 2013. Since January 2017, Mr. Uphoff has served as chief executive officer of Thomas Publishing Company. From January 2013 until June 2016, Mr. Uphoff served as chief executive officer of Business.com Media, Inc., an online B2B solutions company. From September 2006 until June 2012, Mr. Uphoff served as chief executive officer of UBM TechWeb, a provider of digital media, live event and marketing services. Prior to UBM TechWeb, Mr. Uphoff was the founder and chief executive officer of Beliefnet.com, president of VNU Media’s Entertainment Group and publisher of The Hollywood Reporter and InformationWeek. Mr. Uphoff was chosen to serve on our board of directors because of his extensive business, marketing and media industry experience

Paul Yanover has served on our board of directors since July 2012. Mr. Yanover currently serves as president of Fandango, LLC, a position he has held since October 2012. From February 2011 to September 2012 he served as president of Lookout Interactive Media, a consulting practice focused on strategy, product development, marketing and monetization for digital media, technology and entertainment companies. From June 2006 to January 2011, Mr. Yanover served as executive vice president and managing director of Disney Online. From December 2001 to June 2006 he was senior vice president in charge of Disney’s Parks and Resorts Online and was a founding executive of the Buena Vista Game Entertainment Studio, a startup within Disney. From July 1999 to December 2001, Mr. Yanover was co-founder and chief executive officer of Ceiva Logic, a consumer electronics company. Since June 2011, Mr. Yanover has served on the board of directors of Clarity Media Group, LLC, a media company. Mr. Yanover holds a double honors Bachelor of Science degree in computer science and economics from the University of Western Ontario, and a Master of Computer Science from the University of Southern California. Mr. Yanover was chosen to serve on our board of directors because of his extensive experience in developing and monetizing digital media, marketing and game environments.

Required Vote. The election of directors is determined by a plurality of the votes cast. Assuming a quorum is present, the six nominees receiving the highest number of affirmative votes will be elected as directors. Withheld votes, abstentions and broker non-votes will not have any effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED IN THIS PROPOSAL.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Squar Milner LLP as our independent registered public accounting firm for the year ending December 31, 2017. Squar Milner has served as our independent registered public accounting firm since December 2013. Our bylaws do not require that our stockholders ratify the appointment of Squar Milner as our independent registered public accounting firm. However, we are submitting the appointment of Squar Milner to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Squar Milner. Even if the appointment is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Squar Milner are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders present at the Annual Meeting.

Required Vote. Assuming a quorum is present, the appointment of Squar Milner as our registered independent public accounting firm for the fiscal year ending December 31, 2017 will be ratified by our stockholders if a majority of the votes cast are “FOR” this proposal. Abstentions and broker non-votes (if any) will not have any effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3
Amendment to OUR Restated
Certificate of Incorporation to decrease the number
of Authorized shares of COMMON stock from 168,000,000 to 15,000,000

Our board of directors has adopted a proposed amendment to our restated certificate of incorporation to decrease the number of authorized shares of common stock from 168,000,000 to 15,000,000. We refer to this proposed amendment as the “proposed common stock amendment.” Our board of directors has declared the proposed common stock amendment advisable and recommends that our stockholders vote in favor of it.

Background and Purpose of the Amendment

On June 16, 2016, we effected a reverse split of our outstanding common stock at an exchange ratio of 1-for-100 and, then, immediately following such reverse split, a forward split of our outstanding common stock at a ratio of 2-for-1. We refer to the reverse split and to the forward split, together, as the “reverse/forward split.” The reverse/forward split reduced our issued and outstanding common stock from 92,439,174 shares to 1,848,597 shares. The reverse/forward split did not, however, have any effect on the total number of authorized shares of common stock. Accordingly, as of April 11, 2017, we had 168,000,000 authorized shares of common stock, of which 2,483,892 shares were issued and outstanding. As of April 11, 2017, our board of directors has also reserved out of our authorized shares of our common stock: 297,401 shares that are issuable upon the exercise of outstanding stock options and warrants; 11,231 shares that are issuable upon the conversion or exchange of outstanding securities convertible into or exchangeable for shares of common stock; and 106,168 shares for future issuance under our current equity incentive plans.

As a result of the reverse/forward split, we now need fewer authorized shares of common stock to meet our anticipated capital stock needs for capital-raising transactions, issuance of equity-based compensation and, to the extent opportunities may arise in the future, strategic transactions that may involve our issuance of stock-based consideration. Since the date of the reverse/forward split, we have issued 635,295 shares of our common stock.

We are incorporated in the State of Delaware, and as a Delaware corporation, we are required to pay an annual franchise tax to the State of Delaware. The primary reason our board of directors adopted the proposed common stock amendment is to reduce the amount of that annual franchise tax, while still maintaining a sufficient number of authorized shares to permit us to issue shares when and as our board of directors determines doing so is in the best interest of our company and our stockholders, such as in connection with possible future financings, acquisitions, stock dividends and other corporate purposes. The amount of the annual franchise tax we are required to pay is determined, in part, by the total number of our authorized shares of stock. Therefore, the amount of this tax will decrease if we reduce the number of authorized shares (unless before and after such reduction, we are subject to the maximum tax amount, currently $180,000). While the exact amount of savings we may realize will depend on several factors, and will likely change year to year, based on the way the franchise tax amount is determined under current law, we estimate we would save approximately (i) $108,000 per year if only the proposed common stock amendment is effected and (ii) $134,000 per year if both the proposed common stock amendment and proposed preferred stock amendment are effected. Under Delaware law, however, if an amendment changing the number of shares of authorized stock is filed during the year, the franchise tax amount for that year will be prorated for each portion of the year during which each distinct authorized amount of stock was in effect. Accordingly, based on the way the franchise tax amount is determined under current law, we estimate that for 2017 we would save approximately (i) $61,000 if only the proposed common stock amendment is effected and (ii) $76,000 if both the proposed common stock amendment and proposed preferred stock amendment are effected.

Effects of the Amendment

If the proposed common stock amendment is effected, the number of authorized shares of our common stock will be decreased from 168,000,000 to 15,000,000. The proposed common stock amendment will not change the par value of the shares of our common stock, affect the number of shares of our common stock that are outstanding, affect the rights or privileges of holders of shares of our common stock, or have any effect on any outstanding securities, including outstanding equity awards, that are exercisable, convertible or exchangeable for shares of our common stock.

If the proposed common stock amendment is effected it could also have adverse effects on us. The number of shares of common stock that would be authorized but not issued or outstanding would decrease. Due to such decrease, our board of directors will have less latitude to issue shares of our common stock, including when our board of directors determines doing so is in the best interest of our company and our stockholders, such as in connection with possible future financings, acquisitions, stock dividends and other corporate purposes. If our board determines that it would be in our best interest to issue a number of shares of common stock in excess of the number of shares then authorized but unissued and unreserved, we would be required to seek stockholder approval to increase the number of authorized shares. If our stockholders do not approve such an increase in a timely manner or at all, we may be unable to take advantage of one or more opportunities that might otherwise be advantageous to our company and our stockholders. However, our board of directors believes that these risks are outweighed by the anticipated benefits of reducing the amount of our Delaware franchise tax.

Certificate of Amendment

A form of the certificate of amendment to our restated certificate of incorporation that would be filed with the Delaware Secretary of State to effect the proposed common stock amendment and the proposed amendment to our restated certificate of incorporation to decrease the number of authorized shares of preferred stock discussed in Proposal No. 4, which we refer to as the “proposed preferred stock amendment,” is set forth in Appendix A. If our stockholders approve the proposed common stock amendment or both the proposed common stock amendment and the proposed preferred stock amendment, we intend to file the certificate of amendment to our restated certificate of incorporation (with appropriate changes if our stockholders approve only the proposed common stock amendment) with the Delaware Secretary of State as soon as practicable following the annual meeting, and the amendment will be effective upon such filing. If our stockholders do not approve the proposed common stock amendment, we do not intend to file the certificate of amendment to our restated certificate of incorporation because, as discussed in Proposal No. 4, we do not expect any savings in 2017 or thereafter even if the proposed stock amendment were effected. However, if at any time prior to the effectiveness of the filing of amendment with the Delaware Secretary of State, our board of directors determines it would not be in the best interest of our company and our stockholders to file the amendment, in accordance with Delaware law and notwithstanding authorization of the proposed common stock amendment or the proposed preferred stock amendment or both by our stockholders, our board of directors may abandon the common stock amendment or the proposed preferred stock amendment or both without further action by our stockholders.

Required Vote. Assuming a quorum is present, approval of this proposal requires “FOR” votes from the holders of a majority of the outstanding shares of our common stock entitled to vote on this proposal. Abstentions and broker non-votes (if any) will have the effect of a vote “AGAINST” this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4

Amendment to OUR Restated

Certificate of Incorporation to decrease the number

of Authorized shares of PREFERRED stock from 10,000,000 to 1,000,000

Our board of directors has adopted a proposed amendment to our restated certificate of incorporation to decrease the number of authorized shares of preferred stock from 10,000,000 to 1,000,000. We refer to this proposed amendment as the “proposed preferred stock amendment.” Our board of directors has declared the proposed preferred stock amendment advisable and recommends that our stockholders vote in favor of it.

Background and Purpose of the Amendment

As of April 11, 2016, we had 10,000,000 authorized shares of preferred stock, of which 156,112 shares have been designated as Series A stock, and all of which were issued and outstanding. There are no outstanding securities that are exercisable, convertible or exchangeable for shares of our preferred stock.

We are incorporated in the State of Delaware, and as a Delaware corporation, we are required to pay an annual franchise tax to the State of Delaware. The primary reason our board of directors adopted the proposed preferred stock amendment is to reduce the amount of that annual franchise tax, while still maintaining a sufficient number of authorized shares to permit us to issue shares when and as our board of directors determines doing so is in the best interest of our company and our stockholders, such as in connection with possible future financings, acquisitions, and other corporate purposes. The amount of the annual franchise tax we are required to pay is determined, in part, by the total number of our authorized shares of stock. Therefore, the amount of this tax will decrease if we reduce the number of authorized shares (unless before and after such reduction, we are subject to the maximum tax amount, currently $180,000). While the exact amount of savings we may realize will depend on several factors, and will likely change year to year, based on the way the franchise tax amount is determined under current law, we estimate we would save approximately $134,000 per year if both the proposed common stock amendment (discussed in Proposal 3) and proposed preferred stock amendment are effected. Under Delaware law, however, if an amendment changing the number of shares of authorized stock is filed during the year, the franchise tax amount for that year will be prorated for each portion of the year during which each distinct authorized amount of stock was in effect. Accordingly, based on the way the franchise tax amount is determined under current law, we estimate that for 2017 we would save approximately $76,000 if both the proposed common stock amendment and proposed preferred stock amendment are effected. If our stockholders do not approve the proposed common stock amendment, we do not expect any savings in 2017 or thereafter even if the proposed stock amendment were effected.

Effects of the Amendment

If the proposed preferred stock amendment is effected, the number of authorized shares of our preferred stock will be decreased from 10,000,000 to 1,000,000. The proposed preferred stock amendment will not change the par value of the shares of our preferred stock, affect the number of shares of our preferred stock that are outstanding, or affect the rights or privileges of holders of shares of our preferred stock.

If the proposed preferred stock amendment is effected it could also have adverse effects on us. The number of shares of preferred stock that would be authorized but not issued or outstanding would decrease. Due to such decrease, our board of directors will have less latitude to issue shares of our preferred stock, including when our board of directors determines doing so is in the best interest of our company and our stockholders, such as in connection with possible future financings, acquisitions, stock dividends and other corporate purposes. If our board determines that it would be in our best interest to issue a number of shares of preferred stock in excess of the number of shares then authorized but unissued and unreserved, we would be required to seek stockholder approval to increase the number of authorized shares. If our stockholders do not approve such an increase in a timely manner or at all, we may be unable to take advantage of one or more opportunities that might otherwise be advantageous to our company and our stockholders. However, our board of directors believes that these risks are outweighed by the anticipated benefits of reducing the amount of our Delaware franchise tax.

Certificate of Amendment

A form of the certificate of amendment to our restated certificate of incorporation that would be filed with the Delaware Secretary of State to effect the proposed common stock amendment and the proposed preferred stock amendment is set forth in Appendix A. If our stockholders approve the proposed common stock amendment or both the proposed common stock amendment and the proposed preferred stock amendment, we intend to file the certificate of amendment to our restated certificate of incorporation (with appropriate changes if our stockholders approve only the proposed common stock amendment) with the Delaware Secretary of State as soon as practicable following the annual meeting, and the amendment will be effective upon such filing. If our stockholders do not approve the proposed common stock amendment, we do not intend to file the certificate of amendment to our restated certificate of incorporation because, as discussed above, we do not expect any savings in 2017 or thereafter even if the proposed stock amendment were effected. However, if at any time prior to the effectiveness of the filing of amendment with the Delaware Secretary of State, our board of directors determines it would not be in the best interest of our company and our stockholders to file the amendment, in accordance with Delaware law and notwithstanding authorization of the proposed common stock amendment or the proposed preferred stock amendment or both by our stockholders, our board of directors may abandon the common stock amendment or the proposed preferred stock amendment or both without further action by our stockholders.

Required Vote. Under our restated certificate of incorporation, the holders of our Series A stock do not have any voting rights. However, under Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if, among other things, the amendment would decrease the aggregate number of authorized shares of such class. As such, the holders of our Series A stock, which are the only shares of our preferred stock outstanding, are entitled to vote on this proposal as a class.

Assuming a quorum is present, approval of this proposal requires “FOR” votes from the holders of (1) a majority of the outstanding stock entitled to vote on this proposal and (2) a majority of the outstanding preferred stock entitled to vote on this proposal. Abstentions and broker non-votes (if any) will have the effect of a vote “AGAINST” this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Our business affairs are managed by and under the direction of our board of directors. During 2016, our board of directors held five meetings. During 2016, each director attended at least 75% of the aggregate of (i) the total number of board meetings held during such member’s service and (ii) the total number of meetings of committees of our board of directors on which he or she served, during the period of such member’s service. The schedule for regular meetings of our board of directors for each year is submitted and approved by the board in advance.

Director Independence

Our board of directors has determined that Mary Beth Lewis, Steve Mitgang, Tony Uphoff and Paul Yanover are each “independent directors” under NYSE MKT rules. Under NYSE MKT rules, subject to a limited exception, a director who is, or during the past three years was, employed by a company, may not be determined to be an independent director of that company. Mr. Berg served as our chief executive officer from July 2012 until September 2014, and therefore may not be determined to be an independent director until September 2017.

Committees of the Board of Directors

Our board of directors currently has two standing committees: (i) audit and (ii) nominating and corporate governance/compensation. Our board of directors reviews the committees’ duties from time to time and may from time to time form new committees, revise a committee’s structure, or disband committees, depending on the circumstances.

Each committee of our board of directors meets as frequently and for such length of time as it deems necessary to carry out its assigned duties and responsibilities. In addition, the chairman of a committee may call a special meeting of that committee at any time if deemed advisable.

Audit Committee

We have a separately designated standing audit committee that operates under a written charter adopted by our board of directors. The audit committee held six meetings during 2016. The role of the audit committee is to oversee our accounting and financial reporting processes, including our internal control systems, and to oversee the audit of our financial statements. The responsibilities of the audit committee include the periodic review of our accounting and financial reporting and internal control policies and procedures, appointing and providing the compensation of the independent registered public accounting firm of certified public accountants to be retained as our independent auditors, reviewing the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure contained in our quarterly and annual reports filed with the SEC and reviewing our quarterly and audited annual financial statements.

The audit committee is currently comprised of two non-employee directors: Ms. Lewis (chair) and Mr. Uphoff, each of whom our board of directors has determined is an independent director under the rules of the NYSE MKT and the Exchange Act. Our board of directors has also determined that Ms. Lewis is an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K. Effective May 5, 2017, Mr. Mitgang will also serve on the audit committee. Our board of directors has determined that Mr. Mitgang is an independent director under the rules of the NYSE MKT and the Exchange Act.

Nominating and Corporate Governance/Compensation Committee

The nominating and corporate governance/compensation committee (the “N&CG/C Committee”) administers our benefit and equity incentive plans; determines the amount and form of compensation paid to our chief executive officer; reviews and administers all compensation arrangements for our other executive officers; establishes and oversees all of our general compensation policies and practices applicable to our directors, employees, consultants and advisors; and reviews and recommends to our board of directors the amount and form of compensation for members of our board of directors, including compensation for the chair, committee chairs and committee members. In addition, this committee identifies individuals qualified to serve on our board of directors; selects, or recommends that our board of directors select, nominees for election to our board of directors; and develops and implements policies and procedures that are intended to ensure that our board of directors will be appropriately constituted and organized to meet its fiduciary obligations to the Company and our stockholders. The N&CG/C Committee held nine meetings during 2016.

The N&CG/C Committee is currently comprised of three non-employee directors: Mr. Mitgang (chair), Mr. Uphoff and Mr. Yanover, each of whom our board of directors has determined is an independent director under NYSE MKT rules.

Committee Charters and Code of Ethics

Our board of directors has adopted charters for the audit and the N&CG/C Committee, which, among other things, outline the respective duties of the committees. Our board of directors has also adopted a code of conduct and ethics that applies to all our employees, officers and directors. Our code of conduct and ethics, our corporate governance guidelines and the charter of each active committee of our board of directors is available at www.buzztime.com/business/investor-relations/ under the “Corporate Governance” heading. We intend to disclose any amendment to, or a waiver from, a provision of our code of conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in paragraph (b) of Item 406 of Regulation S-K by posting such information on that website. The information on our website is not incorporated by reference in this Proxy Statement.

Board Leadership Structure and Role in Risk Oversight

The current leadership structure of our board of directors is such that different individuals serve as the chairman of our board of directors and as our principal executive officer. The N&CG/C Committee believes this leadership structure is prudent at this time and provides appropriate segregation and independence that enhances the effectiveness of our board of directors as a whole. Our board of directors does not require that the roles of chairman and principal executive officer be held by different individuals, but our board of directors believes this leadership structure is the appropriate structure for our company at this time particularly in light of the leadership that our current chairman has demonstrated during his tenure as chairman. Our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. For instance, from July 2012 through September 2014, while our board of directors was searching for a qualified permanent chief executive officer, Mr. Berg, who has served as chairman of our board of directors since November 2008, also served as our chief executive officer.

Our board of directors provides oversight to the management of our risk profile, including internal controls over financial reporting, credit risk, interest rate risk, liquidity risk, operational risk, reputational risk and compliance risk. Our board of directors monitors and manages these risks through committees in conjunction with management, our independent registered public accounting firm, and other independent advisors. Our executive officers are assigned responsibility for the various categories of risk, with our chief executive officer being ultimately responsible to our board of directors for all risk categories. Our executive officers periodically report to and receive input from our board of directors and the audit committee regarding material risks we face and how we plan to respond to and mitigate these risks.

Director Nominations

Our N&CG/C Committee considers new candidates for our board of directors suggested by current members of our board of directors, management and stockholders. There are no differences in the manner in which N&CG/C Committee evaluates director nominees based on whether the nominee is recommended by a stockholder or by current members of our board of directors or management. The N&CG/C Committee has established qualifications for directors, including the ability to apply fair and independent judgment in a business situation and the ability to represent the interests of all our stockholders and constituencies. A director also must be free of any conflicts of interest that would interfere with his or her loyalty to the Company or to our stockholders. In evaluating board candidates, the N&CG/C Committee considers the foregoing qualifications as well as several other factors, including the following:

●	independence from management;
●	depth and breadth of relevant business experience, judgment and savvy;
●	age and gender diversity;
●	existing commitments to other businesses and willingness to devote adequate time to board duties;
●	potential conflicts of interests with other pursuits;
●	personal background, including past involvement in SEC inquiries, legal proceedings, criminal record, or involvement in acts of fraud or dishonesty;

●	executive compensation and/or corporate governance background, to aid the nominating and corporate governance/compensation committee in determining whether a candidate would be suitable for membership on that committee; and
●	interplay of candidate’s experience and skills with those of other board members.

Other than as described above, the N&CG/C Committee has not adopted any specific policy on the issue of considering diversity in identifying nominees for director.

Separately, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our board of directors at our annual meeting of stockholders. Such nominations may be made only if the stockholder has given timely written notice to our corporate secretary containing the information required by our bylaws. Our bylaws are available from our corporate secretary upon written request and under the “Corporate Governance” section of the “Investor Relations” section of our corporate website at http://www.buzztimebusiness.com/investor-relations-corporate-governance/. To be timely, such notice must be received at our principal executive offices not earlier than the 120th day, nor later than the 90th day, prior to the first anniversary of the date of the preceding year’s proxy statement, except that if no annual meeting was held in the preceding year or the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, such notice must be delivered not later than the close of business on the later of the 90th day before the date of such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.

Other Matters

We have adopted a policy regarding attendance by members of our board of directors at our annual meeting of stockholders. Board members are strongly encouraged to attend the annual meeting. All nominees for election as directors who were then members of our board of directors attended our 2016 annual meeting of stockholders. Although we encourage our directors to have a meaningful ownership stake in our company, we currently do not require our directors to own a minimum number of shares of our common stock.

Director Compensation

We compensate our non-employee directors for their service in such capacity with annual retainers and equity compensation as described below. Directors who are also our employees do not receive any additional compensation for their services as directors. We do not pay fees to any of our directors for meeting attendance. From time to time, a non-employee director provides us with consulting services, and we may compensate such director for such services. The N&CG/C Committee reviews our non-employee director compensation practices and policies at least annually and makes a recommendation to our board of directors as to the amount, form and terms of non-employee director compensation. Our board of directors, taking the N&CG/C Committee’s recommendation into consideration, sets the amount, form and terms of non-employee director compensation.

Annual Retainers

We pay our non-employee directors a $25,000 annual retainer for their services as directors. We pay the chairman of our board of directors, assuming she or he is a non-employee director, an additional $20,000 annual retainer for services in such capacity. We pay our non-employee directors an additional annual retainer for their service on board committees as set forth in the table below.

	Chairperson	Member
Audit Committee	$10,000	$5,000
N&CG/C Committee	$10,000	$5,000

The annual retainers are paid quarterly in arrears and are paid no later than 30 days following the end of the applicable quarter. Beginning in 2017, each non-employee director may elect that the retainer payment he or she is eligible to receive, or a portion of such retainer, be paid in the form of a restricted stock award under our Amended 2010 Performance Incentive Plan rather than cash. Such an election must be made during an open trading window under our insider trading policy and no later than the 15th day of the last month of the quarter for which the retainer is to be paid. An election applies only to the quarter for which it is made. Once an election is made with respect to a quarter, it may not be withdrawn or substituted unless our board of directors determines, in its sole discretion, that the withdrawal or substitution is occasioned by an extraordinary or unanticipated event. Restricted stock awards will be made on the same date as a cash retainer payment would otherwise be paid, will vest in full on the date of grant, and the amount of shares subject to such award will equal the amount of the applicable cash retainer payment divided by the closing market price of our common stock on the last day of the applicable quarter.

Equity Compensation

We grant stock options to our non-employee directors upon the commencement of their service as a director and upon their re-election to our board of directors. The stock options are granted under our Amended 2010 Performance Incentive Plan.

In connection with the commencement of a new non-employee director’s term of service, we grant to such new director a stock option to purchase 600 shares of our common stock. These stock options have an exercise price equal to the closing market price of our common stock on the date of grant, and are fully vested and exercisable on the date of grant as to 50% of the shares and the remaining 50% of the shares vest and become exercisable, subject to the director’s continued service on our board of directors, in 12 equal monthly installments beginning in the month immediately following the date of grant.

Each non-employee director who is re-elected for an additional term of service on our board of directors is automatically granted a stock option to purchase 400 shares of our common stock on the date of our annual stockholder meeting. These stock options have an exercise price equal to the closing market price of our common stock on the date of grant and vest and become exercisable, subject to the director’s continued service on our board of directors, in 12 equal monthly installments thereafter.

The stock options described above expire on the earlier of 10 years from the date of grant or 90 days from the date the director ceases to serve on our board of directors. In the event of a change in control, as defined in the Amended 2010 Performance Incentive Plan, the N&CG/C Committee may in its discretion determine that these stock options vest and become fully exercisable as of immediately before such change in control.

2016 Director Compensation

The following table sets forth the compensation of each director, who is not a named executive officer, for service during 2016. This table excludes Mr. Krishnan, who is a named executive officer and does not receive any compensation from us for his service as a director. See the section below entitled “Executive Officer Compensation” for information about Mr. Krishnan’s compensation.

2016 Director Compensation
Name	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation	Total
Jeff Berg	$45,000	$–	$–	$45,000
Mary Beth Lewis	$35,000	$2,529	$–	$37,529
Steve Mitgang	$35,000	$2,529	$–	$37,529
Tony Uphoff	$35,000	$2,529	$–	$37,529
Paul Yanover	$30,000	$2,529	$–	$32,529

(1) The amounts reported in this column represent the aggregate grant date fair value of stock options granted during 2016. These amounts were calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 9, Stockholders’ Equity, in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 9, 2017. As of December 31, 2016, our non-employee directors had options outstanding to purchase the following number of shares of our common stock:

Name	# of Shares Subject to Outstanding Options
Jeff Berg*	–
Mary Beth Lewis	2,800
Steve Mitgang	3,000
Tony Uphoff	2,200
Paul Yanover	2,200

* To date, Mr. Berg has waived all stock option grants to which he would otherwise be eligible to receive in his capacity as a non-employee director.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of April 28, 2017:

Name	Age	Position Held
Ram Krishnan	41	Chief Executive Officer
Allen Wolff	45	Chief Financial Officer and Executive Vice President
Dave Miller	48	Senior Vice President of Marketing
Sandra Gurrola	50	Vice President of Finance

The following biographical information is furnished with respect to our executive officers other than Mr. Krishnan. For biographical information related to Mr. Krishnan, please see “PROPOSAL 1—ELECTION OF DIRECTORS—Nominees for Election” above.

Allen Wolff was appointed as our chief financial officer and executive vice president in January 2016 and has served as chief financial officer since December 2014. From July 2013 until December 2014, Mr. Wolff served as the chief financial strategist of PlumDiggity, a privately-held financial and marketing strategy firm that he co-founded. From October 2012 to July 2013, Mr. Wolff served as the chief financial officer of 365 Retail Markets, a privately-held company in the self-checkout point of sale technology industry, where he also served on its board of directors during such period. From July 2011 to April 2013, simultaneous with his role at 365 Retail Markets, Mr. Wolff held the leadership role of “Game Changer” at Crowdrise, an online fundraising platform company. Mr. Wolff joined Crowdrise after serving as the chief operating officer and chief financial officer from January 2011 to July 2011 of RetailCapital, LLC, a small business specialty finance company. Prior to Retail Capital, Mr. Wolff co-founded PaySimple in January 2006 and held various roles including president, chief financial officer, executive vice president and director, departing in January 2011. From September 1998 until August 2012, Mr. Wolff was a principal for a casual dining restaurant. Mr. Wolff holds a B.A. from the University of Michigan and an MBA, from the University of Maryland, R.H. Smith School of Business.

Dave Miller was appointed as our senior vice president of marketing in May 2016. Before joining us, Mr. Miller served as vice president of digital marketing at Warner Bros. Interactive Entertainment, a motion picture and television media company. Mr. Miller holds a B.S. from California Polytechnic State University, San Luis Obispo, and an MBA from the University of California, Los Angeles.

Sandra Gurrola was appointed as our vice president of finance in September 2014, and from November 2009 through September 2014, Ms. Gurrola served in various leadership accounting roles including director of accounting, director of financial reporting and compliance, and controller. From July 2007 until April 2009, Ms. Gurrola served as senior manager of financial reporting for Metabasis Therapeutics, Inc., a biotechnology company, and served as a consultant to Metabasis from September 2009 to November 2009. Ms. Gurrola holds a B.A. in English from San Diego State University.

EXECUTIVE OFFICER COMPENSATION

Compensation Processes and Procedures

The N&CG/C Committee is responsible for determining the amount and form of compensation paid to our chief executive officer, reviewing and approving all compensation arrangements for our other executive officers, administering our benefit and equity incentive plans and providing guidance over our organizational structure. Our chief executive officer presents compensation recommendations to the N&CG/C Committee with respect to the executive officers who report to him. The N&CG/C Committee may accept or adjust such recommendations. The N&CG/C Committee is solely responsible for determining our chief executive officer’s compensation while our full board of directors participates in evaluating the performance of our chief executive officer.

When hiring executive officers, we evaluate compensation rates by externally comparing viable candidates and referencing current public salary survey data to determine the appropriate level of salary, performance-based bonus, and/or equity incentives to present a competitive compensation package in order to attract and retain top talent. Typically, we evaluate between three and five different sources of compensation data to provide relevant market benchmark data for a given executive role. Additionally, the N&CG/C Committee is authorized to engage outside advisors and experts to assist and advise the N&CG/C Committee on matters relating to executive compensation. The N&CG/C Committee did not engage any outside advisors or experts to assist or advise the N&CG/C Committee on any matters relating to executive compensation during 2016 or the hiring of any executive officers.

Our Named Executive Officers

Under applicable SEC rules and regulations, all individuals who served as our principal executive officer during 2016 and our two most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers at the end of 2016 are referred to as our “named executive officers.” Our named executive officers for 2016 were:

Name	Title
Ram Krishnan	Chief Executive Officer
Allen Wolff	Chief Financial Officer and Executive Vice President
Dave Miller	Senior Vice President of Marketing

2016 Named Executive Officers Compensation Overview

During 2016, our named executive officers received an annual base salary and they earned performance-based incentive bonuses. Mr. Krishnan and Mr. Miller were also each granted a stock option. None of our named executive officers receive or are eligible for any perquisites or benefits, other than benefits that are available to other full-time employees. The employment of each of our named executive officers is at-will. We do not have written employment agreements with any of our named executive officers other than with Mr. Krishnan. Each of the components of our 2016 executive compensation program is discussed below under the Summary Compensation Table.

Summary Compensation Table

The following table sets forth information concerning compensation during the years ended December 31, 2016 and 2015 awarded to, earned by or paid to our named executive officers.

2016 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Ram Krishnan	2016	$350,000	$—		$–	$81,132	$182,700	(2)	$16,418	(3)	$630,250
Chief Executive Officer	2015	$325,000	$25,000	(4)	$–	$189,062	$75,000	(5)	$–		$614,062

Allen Wolff	2016	$261,612	$—		$–	$—	$92,220	(2)	$–		$353,832
Chief Financial Officer and	2015	$225,000	$20,000	(4)	$–	$170,343	$–		$–		$415,343
Executive Vice President

Dave Miller (6)	2016	$138,251	$–		$–	$75,866	$28,710	(2)	$–		$242,827
Senior Vice President of Marketing

(1)	The amounts reported in these columns represent the aggregate grant date fair value of stock awards and stock options granted during the applicable year. These amounts were calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 9, Stockholders’ Equity, in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 9, 2017.

(2)	Represents incentive compensation earned under the 2016 Incentive Plan. As permitted under the 2016 Incentive Plan, the incentive compensation earned by Mr. Krishnan and Mr. Wolff was paid in shares of our common stock. See the discussion under “Non-Equity Incentive Plan Compensation” below for additional information regarding the 2016 Incentive Plan.

(3)	Includes amounts paid for earned and untaken paid time off, or PTO, upon termination of our PTO policy for director level employees and above as well as group term life insurance premiums paid on his behalf.

(4)	Represents discretionary bonus earned for performance during 2015.

(5)	Represents guaranteed portion of eligible incentive compensation target pursuant to Mr. Krishnan’s employment agreement.

(6)	Mr. Miller’s employment began in May 2016.

Salaries. Each of our named executive officers receives a base salary. The base salary is the fixed cash compensation component of our executive compensation program and it recognizes individual performance, time in role, scope of responsibility, leadership skills and experience. The base salary compensates an executive for performing his or her job responsibilities on a day-to-day basis. Generally, base salaries are reviewed annually company-wide and adjusted (upward or downward) when appropriate based upon individual performance, expanded duties, changes in the competitive marketplace and, with respect to upward adjustments, if the Company is, financially and otherwise, able to pay it. We try to offer competitive base salaries to help attract and retain executive talent.

Option Awards. During 2016, in accordance with the terms of his employment agreement, we granted Mr. Krishnan a stock option to purchase shares of our common stock, and in connection with his hiring, we granted Mr. Miller a stock option to purchase shares of our common stock, each of which has an exercise price equal to the closing price of our common stock on the date of grant and which vests over a four-year period subject to continued employment through each vesting date. The stock options are designed to drive long-term company performance, provide a means for retaining executives through long-term vesting, and align the interests of the executives with the interests of stockholders through stock-based incentives. The stock options are also designed to motivate an executive to remain with the Company, to achieve strong long-term operational performance, and to increase stockholder value. For more information regarding the stock options awarded to the named executive officers during 2016, see the “Outstanding Equity Awards at Fiscal Year-End” table, below.

Non-Equity Incentive Plan Compensation. In February 2016, the N&CG/C Committee approved the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2016. In March 2017, the N&CG/C Committee approved an amendment to the plan to permit the payout of any incentive compensation earned under the plan to be paid, at the discretion and in the sole determination of the N&CG/C Committee, either in (i) cash, (ii) shares of our common stock issued under the NTN Buzztime, Inc. Amended 2010 Performance Incentive Plan, or (iii) any combination of (i) and (ii). Before the amendment was approved, any such payout was required to be paid in cash. If incentive compensation is paid in shares, the number of shares issued is determined by dividing the amount earned by the closing stock price of our common stock on the date on which the N&CG/C Committee approves the amount of incentive compensation earned. We refer to the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2016, as amended, as the “2016 Incentive Plan.”

Participants in the 2016 Incentive Plan earn incentive compensation based on the level of achievement of the following performance measures:

●	targeted earnings before interest, tax, depreciation and amortization (EBITDA), as approved by our board of directors (weighted at 35%)[1];

●	targeted revenue growth, as approved by our board of directors (weighted at 35%); and

●	certain strategic milestones, as evaluated by the N&CG/C Committee (weighted at 30%).

1 EBITDA is a non-GAAP financial measure within the meaning of Regulation G. Schedule 1 to this Proxy Statement includes a reconciliation of EBITDA to the most directly comparable financial measure prepared in accordance with GAAP.

Each named executive officer participated in the 2016 Incentive Plan and, as did all other participants, had a target payout amount based on a percentage of his annual base salary (excluding benefits) as of December 31, 2016, that was assigned according to such named executive officer’s position and job level. The target payout amounts for the named executive officers for 2016, assuming all performance measures were achieved at a rate of 100%, were:

Name	Target Percentage of Base Salary	Target Payment Amount
Ram Krishnan	75%	$262,500
Allen Wolff	50%	$132,500
Dave Miller	30%	$66,000	*

*Represents the annualized target amount. Mr. Miller’s employment began in May 2016, therfore, his annualized target amount was prorated to $41,250.

The N&CG/C Committee determines the extent to which the performance measures are achieved. Taking into account our financial results and performance during 2015, our board of directors approved an EBITDA target of $650,000 and targeted non-hardware revenue growth of 5% for 2016. For 2016, our EBITDA was $578,000 and our revenue growth was 3.6%. The N&CG/C Committee determined that the strategic milestones were met at 50% of target. The 2016 performance resulted in a combined payout at 69.5% of the target payment amount for each named executive officer, which amounts are reflected under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table, above. To conserve cash, as indicated in the Summary Compensation Table, the N&CG/C Committee paid the incentive compensation earned by Mr. Krishnan and Mr. Wolff in shares of our common stock.

As previously reported, in March 2017, the N&CG/C Committee adopted the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2017. Eligible participants include each of our named executive officers. The terms of this plan, including the performance measures and the target payouts of our named executive officers, are similar to the terms of the 2016 Incentive Plan, except that the weight allocated to targeted EBITDA will be 20%, to targeted revenue growth will be 40%, and to achievement of strategic milestones will be 40%. The weighting among the three performance measures was adjusted from the prior year to better align with our company’s objectives during 2017.

Employment Agreements

We do not have written employment agreements with any of our named executive officers other than with Mr. Krishnan. Under the terms of his employment agreement, Mr. Krishnan is eligible to receive an annual incentive bonus based on the achievement of performance objectives. For 2015, he was eligible to receive an annual incentive bonus of 50% of his annual base salary, $75,000 of which was guaranteed. For 2016, his target potential annual incentive bonus increased to up to 75% of his annual base salary, and the guaranteed portion decreased to $50,000. For 2017 and thereafter, the amount of the annual incentive bonus he is eligible to receive will be determined by our board of directors or the N&CG/C Committee. The N&CG/C Committee establishes the performance objectives for each year and, other than the guaranteed portions for 2015 and 2016, it determines, in its sole discretion, the amount of the incentive bonus payout, if any, based on the achievement of the applicable performance objectives. For 2016, the performance objectives for Mr. Krishnan’s incentive bonus were the ones established for the 2016 Incentive Plan. See “—Summary Compensation Table—Non-Equity Incentive Plan Compensation,” above.

Termination of Employment and Change-in-Control Arrangements

Mr. Krishnan’s employment agreement provides for certain benefits upon termination of employment under specified circumstances. If his employment is terminated by us or by him, we will pay him any accrued and unpaid base salary and reimburse him for expenses incurred through the date of termination of employment. We refer to the foregoing as the “accrued obligations.” In addition to the accrued obligations, if his employment is terminated without cause or he resigns for good reason, we will pay him, over a six-month period, six months’ salary based off his then current base salary, and, provided that he timely elects continued insurance coverage pursuant to COBRA, we will reimburse him for a period of six months an amount equal to the difference between the amount of the COBRA premiums actually paid by him each such month and the amount of the most recent premium paid by him immediately prior to the date his employment terminated for health insurance benefits that we offered. Further, if his employment is terminated without cause or he resigns for good reason, in each case, within six months prior to or within six months following the effective date of a change in control, we will pay him the incentive bonus that has been earned and not previously paid. Other than the accrued obligations, the other payments and benefits to which Mr. Krishnan may be entitled that are described above are subject to his delivery to us of an executed release of claims in our favor and the same becoming effective and not revoked. For information regarding the vesting of stock options granted to Mr. Krishnan in the event of a change in control, see “—Outstanding Equity Awards at Fiscal Year-End,” below.

Other than Mr. Krishnan’s employment agreement, we do not have any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control or a change in the named executive officer’s responsibilities following a change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2016:

			Option Awards				Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Ram Krishnan	01/20/16	(1)	–	15,000	$6.50	01/19/26	–	–
	04/15/15	(2)	7,181	7,819	$20.50	04/14/25	–	–
	09/15/14	(1)	39,369	30,631	$20.00	09/14/24	–	–

Allen Wolff	03/23/15	(1)	4,371	5,629	$27.50	03/22/25	–	–
	12/29/14	(1)	2,497	2,503	$22.50	12/28/24	–	–

Dave Miller	05/16/16	(1)	–	10,000	$9.00	05/15/26	–	–

(1)	The option vests and becomes exercisable at the rate of 25% of the shares underlying the option on the first anniversary of the option grant date, and the remaining shares underlying the option vest in 36 substantially equal monthly installments thereafter.

(2)	The option vests as to 25% of the total number of shares subject to the option on January 1, 2016 and the remaining 75% vests in 36 substantially equal monthly installments thereafter.

We account for stock-based payments including equity awards under our equity incentive plans in accordance with the requirements of FASB ASC No. 718, Compensation – Stock Compensation. Under the terms of his employment agreement, if a change in control occurs and there is no assumption or continuation of the options granted to Mr. Krishnan in 2014, 2015 and 2016 that are then outstanding, and if he is employed by us through the effective date of the change in control, 50% of the then unvested portion of such options (or 100%, if his employment is terminated without cause or he resigns for good reason, in each case, within six months prior to or within six months following the effective date of a change in control) will vest and become exercisable as of immediately before such change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage ownership of common stock as of March 31, 2017 by:

●	all persons known to us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors and nominees for director;

●	each of our named executive officers; and

●	all of our executive officers and directors as a group.

Except as otherwise indicated in the footnotes to the table below: (i) each of the persons named has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property and similar laws; and (ii) the address for each director and named executive officer is c/o NTN Buzztime, Inc., 2231 Rutherford Road, Suite 200, Carlsbad, California 92008.

Name	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
Directors and Named Executive Officers:
Jeffrey A. Berg (2)	433,600	17.5%
Ram Krishnan (3)	112,640	4.4%
Allen Wolff (4)	48,344	1.9%
Dave Miller (5)	15,630	*
Paul Yanover (6)	6,266	*
Mary Beth Lewis (7)	3,566	*
Steve Mitgang (8)	3,266	*
Tony Uphoff (9)	2,358	*
All of our executive officers and directors as a group (9 persons) (10)	629,523	24.5%

5% Stockholders:
Matador Capital Partners, L.P. (2)	423,000	17.0%
AWM Investment Company, Inc. (11)	324,191	13.1%
Sean Gordon	212,500	8.6%
North Star Investment Management Corp. (12)	200,000	8.1%

*	Less than 1%

(1)	Included as outstanding for purposes of this calculation are 2.483,892 shares of common stock outstanding as of March 31, 2017 plus, in the case of each particular holder, the shares of common stock subject to options, warrants, or other instruments exercisable for or convertible into shares of common stock within 60 days after March 31, 2017 held by that person, which instruments are specified by footnote. Shares issuable as part or upon exercise of outstanding options, warrants, or other instruments other than as described in the preceding sentence are not deemed to be outstanding for purposes of this calculation.

(2)	Based upon a Schedule 13D/A filed with the SEC on March 31, 2017 and Mr. Berg’s Form 4 filings, the following person and entities beneficially owned the number of shares set forth below:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
BFK Investments LLC (“BFK”)	423,000	–	423,000	–	423,000
Jeffrey A. Berg	433,600	10,600	423,000	10,600	423,000
Matador Capital Partners, L.P. (“Matador”)	423,000	–	423,000	–	423,000

Mr. Berg is the managing member of BFK. BFK is the general partner of Matador. Each of BFK and Mr. Berg disclaims beneficial ownership in shares of common stock beneficially owned by the other party or by Matador except to the extent of its or his pecuniary interest therein. The address for each of BFK, Mr. Berg and Matador is 603 N. Indian River Dr., Ste. 300, Ft. Pierce, FL 34950.

(3)	Includes 61,022 shares subject to options held by Mr. Krishnan.
(4)	Includes 8,428 shares subject to options held by Mr. Wolff.
(5)	Includes 2,499 shares subject to options held by Mr. Miller.
(6)	Includes 2,166 shares subject to options held by Mr. Yanover.
(7)	Includes 2,766 shares subject to options held by Ms. Lewis.
(8)	Includes of 2,966 shares subject to options held by Mr. Mitgang.
(9)	Includes 2,166 shares subject to options held by Mr. Uphoff.
(10)	Includes 82,013 shares subject to options held by our directors and executive officers.
(11)	Based upon a Schedule 13G/A filed with the SEC on February 10, 2017. The address for AWM Investment Company, Inc. is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.
(12)	Includes 101,910 shares held by North Star 10 10 Fund, LP and 98,090 shares held by North Star Micro Cap Fund. The address for North Star Investment Management Corp. is 20 North Wacker Drive, Suite 1416, Chicago, IL 60606.

The following table sets forth the number and percentage ownership of Series A stock as of March 31, 2017 by all persons known to us to be the beneficial owner of more than 5% of such stock. None of our directors or executive officers beneficially own any shares of Series A stock. As of March 31, 2017, there were 156,112 shares of Series A stock outstanding. There are no options, warrants, or other instruments exercisable for or convertible into shares of Series A stock.

Name	Number of Shares Beneficially Owned	Percent of Series A Stock
Lawrence Gomula & Alice Gomula, JTWROS	25,000	16.0%
Tom D. Martin	10,000	6.4%

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2016 regarding our compensation plans authorizing us to issue equity securities and the number of securities.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders	80,000	(1)	$15.33	129,000
Equity compensation plans not approved by security holders	145,000	(2)	$32.47	—
	225,000			129,000

(1)	Includes 677 shares issuable upon exercise of options granted pursuant to the NTN Buzztime, Inc. 2004 Performance Incentive Plan and 79,410 of shares issuable upon exercise of options granted pursuant to the NTN Buzztime, Inc. Amended 2010 Performance Incentive Plan. The NTN Buzztime, Inc. 2004 Performance Incentive Plan expired in 2009 and no awards may be granted under that plan. The NTN Buzztime, Inc. Amended 2010 Performance Incentive Plan is a broad-based incentive plan, which allows for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, and cash awards to employees, consultants and non-employee directors.

(2)	Includes 60,000 shares issuable pursuant to warrants that we granted in connection with the acquisition of assets from i-am TV during 2009 and 85,000 shares issuable upon exercise of options granted pursuant to the NTN Buzztime, Inc. 2014 Inducement Plan, which allows for the issuance of non-qualified stock options to any prospective employee who has not previously been an employee or director of the company or who has not been employed by the company for a bonafide period of time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2015, there has not been nor are there currently proposed any transactions or series of similar transactions to which we were or are to be a party in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years (which was $165,520) and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Company Policy Regarding Related Party Transactions

Pursuant to its charter, our audit committee has the responsibility to review, approve and oversee any transaction between the Company and a related person (as defined in Item 404 of Regulation S-K) and to develop policies and procedures for the committee’s approval of such transactions.

Indemnity Agreements

We have entered into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify these individuals under certain circumstances against certain liabilities and expenses they may incur in their capacities as our directors or officers. We believe that the use of such indemnity agreements is customary and that the terms of the indemnity agreements are reasonable and fair to us, and are in our best interests to attract and retain experienced directors and officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and persons who own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% stockholders also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of Section 16(a) reports furnished to us from such persons for their 2016 transactions and on the written representations that no Forms 5 were required, all reports required by Section 16(a) to be filed during 2016 were filed on a timely basis except for one report covering one transaction for Mr. Berg and one report covering one transaction for Mr. Miller.

AUDIT COMMITTEE REPORT

The audit committee operates pursuant to a written charter adopted by our board of directors and reviewed by the audit committee annually. As set forth in its charter, the purpose of the audit committee is to oversee our accounting and financial reporting processes and oversee the audits of our financial statements. The responsibilities of the audit committee include appointing, providing for the compensation of, retaining, evaluating and overseeing the work of our independent registered public accounting firm. Each of the members of the audit committee is an independent director under the NYSE MKT and SEC audit committee structure and membership requirements.

Our management is primarily responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the audit committee:

●	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2016 with our management and Squar Milner LLP, our independent registered public accounting firm;

●	discussed with Squar Milner the matters that are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”);

●	received and reviewed the written disclosures and the letter from Squar Milner required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Squar Milner its independence from our company;

●	based on the above reviews and discussions, recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC; and

●	instructed Squar Milner that the audit committee expects to be advised if there are any subjects that require special attention.

Audit Committee of the Board

Mary Beth Lewis (Chairperson)

Tony Uphoff

Notwithstanding anything to the contrary set forth in any our filings and other documents that might incorporate by reference this Proxy Statement, in whole or in part, the foregoing report of the audit committee shall not be incorporated by reference into any such filings or documents.

PRINCIPAL ACCOUNTING FIRM FEES

The following table presents fees for professional audit services rendered by Squar Milner LLP for the audit of our annual financial statements for the years ended December 31, 2016 and 2015 and for fees billed during the years ended December 31, 2016 and 2015 for other services.

	2016	2015
Audit Fees	$149,300	$149,300
Audit-Related Fees (1)	2,975	1,500
Tax Fees	–	–
All Other Fees	–	–
	$152,275	$150,800

(1)	Audit-related fees for the years ended December 31, 2016 and 2015 include professional services related to our registration statements on Form S-3 and S-8, respectively.

Audit Committee Pre-Approval Policies and Procedures

The audit committee has adopted a policy whereby all engagements of our independent auditor must be pre-approved by the audit committee. The audit committee has delegated to its chairman the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. If the chairman approves any such engagements, the chairman reports that approval to the full committee at the next committee meeting.

All audit and permitted non-audit and tax services must be pre-approved by the audit committee except for certain services other than audit, review or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

●	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;

●	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

●	such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit.

During fiscal years 2016 and 2015, there were no such services that were performed pursuant to the “de minimis exception.”

COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate directly with our board of directors or an individual director in writing by sending a letter to our board of directors or an individual director c/o our corporate secretary at: NTN Buzztime, Inc., Corporate Secretary c/o Board of Directors, 2231 Rutherford Road, Suite 200, Carlsbad, California 92008. In general, our corporate secretary will promptly forward the communication to the chairman of our board of directors or the director identified in the communication. However, we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Stockholder proposals to be included in our proxy statement relating to our 2018 annual meeting of stockholders must be received at our principal executive offices by December 29, 2017, which is 120 days before the first anniversary of the date this Proxy Statement was released to stockholders. In addition, to be included in our proxy statement for our 2018 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and the requirements of our bylaws.

Our bylaws provide that in order for a matter of business to be brought before our 2018 annual meeting of stockholders by a stockholder without including the matter in our proxy statement relating to such meeting, a stockholder’s notice thereof must be delivered to or mailed and received at our principal executive offices no earlier than December 29, 2017 and not later than January 28, 2018, which dates are 120 days and 90 days, respectively, in advance of the anniversary of the date of this Proxy Statement. Our bylaws also provide the information that must be set forth in such stockholder notice. Our bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days after the anniversary of the previous year’s annual meeting, this advance notice must be received no later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Stockholders are advised to review applicable SEC rules and our bylaws, which contain additional requirements with respect to submitting stockholder proposals. Our bylaws are available from our corporate secretary upon written request and under the “Corporate Governance” section of the “Investor Relations” section of our corporate website at http://www.buzztimebusiness.com/investor-relations-corporate-governance/.

ELIMINATING DUPLICATIVE PROXY MATERIALS

We have adopted an SEC-approved procedure called “householding.” This procedure potentially means extra convenience for stockholders and cost savings for companies. Under this procedure, we send only one copy of the Notice of Internet Availability of Proxy Materials, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, to stockholders of record who share the same address and last name, unless one of those stockholders notifies us that the stockholder would like a separate copy of such documents. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice of Internet Availability of Proxy Materials, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, from the other stockholder(s) sharing your address, please direct your written request to NTN Buzztime, Inc., Attention: Corporate Secretary, 2231 Rutherford Road, Suite 200, Carlsbad, California 92008 or contact us by phone at (760) 438-7400. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, to a stockholder at a shared address to which a single copy of these documents was delivered. Similarly, if stockholders of record sharing the same address are receiving multiple copies of the Notice of Internet Availability of Proxy Materials, or if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, and such stockholders would like a single copy to be delivered to them in the future, such stockholders may make such a request by contacting us by the means described above.

If you wish to update your participation in householding and you are a beneficial owner who holds shares in “street name” with a broker, bank or other nominee, you may contact your broker, bank, or other nominee or our mailing agent, Broadridge Investor Communications Solutions, at 800-542-1061.

ANNUAL REPORT ON FORM 10-K

At your request, we will furnish, without charge, a complete copy of our Annual Report on Form 10-K (other than exhibits) for our fiscal year ended December 31, 2016. We will furnish any exhibit to our Annual Report on Form 10-K upon the payment of a fee to cover our reasonable expenses in furnishing such exhibit. Written requests for our Annual Report on Form 10-K should be directed to NTN Buzztime, Inc., Attention: Corporate Secretary, 2231 Rutherford Road, Suite 200, Carlsbad, California 92008.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, we do not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with the recommendation of our board of directors.

*NTN BUZZTIME, INC.*
*2231 RUTHERFORD RD.*
*SUITE 200*
*CARLSBAD, CA 92008*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/NTN2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27068-TBD KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**NTN BUZZTIME, INC.**

**The Board of Directors recommends you vote FOR each nominee listed below:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below for which authority to vote is withheld.

______________________________

**Nominees:**

01) Jeff Berg
02) Ram Krishnan
03) Mary Beth Lewis
04) Steve Mitgang
05) Tony Uphoff
06) Paul Yanover

**The Board of Directors recommends you vote FOR proposals 2, 3 and 4.**

In their discretion, the proxies named on the reverse, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V1.2

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E27069-TBD

**NTN BUZZTIME, INC.**
**Annual Meeting of Stockholders June 8, 2017 9:00 AM**
**This proxy is solicited by the Board of Directors**

The undersigned stockholder(s) hereby appoint(s) Ram Krishnan and Allen Wolff, or either of them, as proxies, each with power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, and in their discretion upon such other matters as may come before the meeting, all of the shares of Common Stock of NTN Buzztime, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held online at 9:00 a.m., Pacific Daylight Savings Time, on June 8, 2017 at www.virtualshareholdermeeting.com/NTN2017 and any adjournment or postponement thereof, hereby revoking any proxies heretofore given.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

V1.2

*NTN BUZZTIME, INC.*
*2231 RUTHERFORD RD.*
*SUITE 200*
*CARLSBAD, CA 92008*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/NTN2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27070-TBD KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**NTN BUZZTIME, INC.**

| **The Board of Directors recommends you vote FOR the proposal below.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 4. To approve an amendment to the Company's restated certificate of incorporation to decrease the number of authorized shares of Preferred Stock from 10,000,000 to 1,000,000. | ☐ | ☐ | ☐ |

In their discretion, the proxies named on the reverse, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

V1.2

E27071-TBD

**NTN BUZZTIME, INC.**
**Annual Meeting of Stockholders June 8, 2017 9:00 AM**
**This proxy is solicited by the Board of Directors**

The undersigned stockholder(s) hereby appoint(s) Ram Krishnan and Allen Wolff, or either of them, as proxies, each with power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, and in their discretion upon such other matters as may come before the meeting, all of the shares of Preferred Stock of NTN Buzztime, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held online at 9:00 a.m., Pacific Daylight Savings Time, on June 8, 2017 at www.virtualshareholdermeeting.com/NTN2017 and any adjournment or postponement thereof, hereby revoking any proxies heretofore given.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

V1.2

Appendix A

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
NTN BUZZTIME, INC.

NTN Buzztime, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.       This Certificate of Amendment (the “Certificate of Amendment”) hereby amends the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) as set forth herein.

2.       The first sentence of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of stock which the corporation shall have authority to issue is 16,000,000 shares, of which 15,000,000 shares shall be Common Stock, par value $.005 per share, and 1,000,000 shall be Preferred Stock, par value $.005 per share.”

3.       The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.       All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Ram Krishnan, its duly authorized officer, this __ day of June, 2017.

By:
Name:	Ram Krishnan
Title:	Chief Executive Officer and President

Schedule 1

NON-GAAP INFORMATION AND RECONCILIATION
For the year ended December 31, 2016s
(Unaudited)

Net loss per GAAP	$(2,923,000)
Interest expense, net	576,000
Income tax provision	38,000
Depreciation and amortization	2,887,000
EBITDA	$578,000